Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Bernard H. Clineburg

McLean, Virginia

          Chairman, President & CEO, (703) 584-3400

April 17, 2003

          Carl E. Dodson, EVP, (703) 584-3400

CARDINAL FINANCIAL CORPORATION REPORTS

PROFITABLE FIRST QUARTER 2003 RESULTS

Cardinal Financial Corporation (NASDAQ: CFNL – Common, NASDAQ: CFNLP – Preferred) (the “Company”), parent company of Cardinal Bank N.A., located in McLean, Virginia, today announced first quarter 2003 net income of $366,000, or $0.04 per common share, compared to a loss of $62,000, or $0.01 per common share, in the first quarter of 2002, representing an improvement of $428,000.  The increase in net income is a result of increased net interest income and noninterest income during the period. This quarterly result is presented after the effect of dividends paid in each quarter to preferred shareholders.

The first quarter of 2003 is the third consecutive profitable quarter reported by the Company, resulting from the successful restructuring and consolidation of the Company that began in late 2001. During the first quarter of 2003, the Company substantially improved its net interest margin compared with the fourth quarter of 2002 despite continuing declines in market rates.  In addition, first quarter net income reflects the operating costs associated with a new Arlington branch office, opened in late 2002, and a move to a new headquarters location during March 2003.

Total assets grew by $155.8 million, or 47.4%, to $484.2 million as of March 31, 2003, compared to $328.4 million as of March 31, 2002. Total assets decreased by 0.4% to $484.2 million at March 31, 2003, as compared to $486.3 million at December 31, 2002.  Loans receivable, net of fees, were $252.0 million at March 31, 2003 compared to $249.1 million at December 31, 2002, an increase of $2.9 million or 1.2%. Investment securities available-for-sale increased by $34.8 million or 21.3% to $198.5 million at March 31, 2003 compared to $163.7 million at December 31, 2002. Total deposits decreased by $6.4 million or 1.5% to $417.1 million at March 31, 2003 compared to $423.5 million at December 31, 2002. Other borrowed funds at March 31, 2003 were $25.0 million, an increase of $23.0 million during the first quarter of 2003.

During the first quarter of 2003, the Company modified the methodology it uses to calculate reserve requirements for certain of its deposit accounts, resulting in a significant decline in reserves maintained at the Federal Reserve Bank.  As a result, cash and due from banks declined by 64.2% to $9.8 million as of March 31, 2003, as compared to $27.5 million as of December 31, 2002, consequently, total earning assets, consisting of federal funds sold, investment securities available-for-sale, other investments and loans receivable, increased by 4.2% to $469.0 million at March 31, 2003, as compared to $450.3 million at December 31, 2002.

Shareholders’ equity decreased 3.3% to $39.4 million at March 31, 2003 compared to $40.7 million at December 31, 2002. The decrease of $1.3 million during the first quarter was driven by an unfavorable  $1.7 million mark-to-market adjustment on the Company’s primarily mortgage-backed investment portfolio. Offsetting this decrease was the $366,000 first quarter net income to common shareholders. Despite the mark-to-market adjustment, the Company’s unrealized gain on its investment portfolio was $969,000 as of March 31, 2003.  Book value per common share at March 31, 2003 was $3.24 as compared to $3.37 at December 31, 2002.  Tangible book value per common share at March 31, 2003 was $3.18 compared to $3.31 at December 31, 2002.  Regulatory capital ratios for the Company as of March 31, 2003 remain well above regulatory requirements.

Net interest income increased 45.7% to $3.5 million for the three months ended March 31, 2003 as compared to $2.4 million for the first quarter of 2002.  The increase is primarily attributable to the increase in the average volume of loans and investment securities in the first quarter of 2003, compared with the same period in the prior year, funded through the increase in other borrowed funds.  This increase was slightly offset by a decrease in net interest margin. For the three months ended March 31, 2003, the Company’s net interest margin improved by 51 basis points to 3.11%, compared to 2.60% during the fourth quarter of 2002.  For the three months ended March 31, 2002, the Company’s net interest margin was 3.31%.

During the quarter ended March 31, 2003, the provision for loan loss expense was $80,000, compared to none for the quarter ended March 31, 2002.  The Company’s allowance to total loans ratio rose slightly to 1.36% at March 31, 2003 compared to 1.35% at December 31, 2002.

The Company continued to experience strong loan quality with annualized net charged-off loans equal to  .03% of total loans during the first quarter and non-performing loans equal to  .33% of total loans as of March 31, 2003.

Non-interest income increased 37.9% to $976,000 in the first quarter of 2003 from $708,000 in the same quarter of 2002, due mostly to $493,000 in gains on the sale of a portion of the Company’s mortgage-backed and U.S. agency bond portfolios.  Market interest rates continued to decline during the first quarter, causing rapid pre-payments of the Company’s mortgage-backed securities portfolio.  As a result, the Company chose to sell selected securities during the quarter to realize a portion of the unrealized gains on the securities portfolio.

Non-interest expense increased 28.0% to $3.9 million for the first quarter of 2003 from $3.1 million for the same period in 2002. The increase is partially attributable to the one time expense recognized for the Company’s headquarters move to McLean, Virginia of $310,000, which includes the write off of the Company’s remaining lease obligation at its former headquarters location.  In addition, the Company experienced increases in salaries and benefits expense, advertising and marketing expenses, other professional fees, and loan expenses all attributed to the Company’s strong asset growth over the past year. Total non-interest expenses, exclusive of the one time move related expenses, increased by 14.4% during the first quarter of 2003, as compared to the first quarter of 2002.

Bernard Clineburg, Chairman and CEO, said, “I am very pleased with the progress the Company continues to make in improving profitability.  We were able to increase our net interest margin by over 50 basis points compared with the fourth quarter of 2002 despite a continued decline in market interest rates.  The modest decline in deposits during the quarter can be attributed to the disruption in marketing activity associated with the corporate headquarters move we completed in March 2003.  The move to our new Tysons Corner headquarters space completes the consolidation we began in late 2001.  With our entire management team located together for the first time, we can focus our collective efforts on continuing the growth and profitability of our banking franchise, and becoming the community bank of choice in Northern Virginia.”

Cardinal Financial Corporation is the parent company of Cardinal Bank, N.A., and Cardinal Wealth Services, Inc., a full-service investment advisor subsidiary.  Cardinal Bank, N.A., serves Northern Virginia with eight conveniently located branches in Alexandria, Arlington, Fairfax City, Manassas, McLean, Reston, Sterling and Tysons Corner. The company’s common and preferred stock is traded on the NASDAQ SmallCap Market (CFNL-Common, CFNLP-Preferred).  For additional information, please visit our website at www.cardinalbank.com.

This press release contains “forward-looking statements” within the meaning of the federal securities laws.  These statements may be identified by the use of forward-looking terminology such as “may,” “could,” “expect,” “believe,” “anticipate,” “intend,” “plan” or variations thereof.  These forward-looking statements may contain information related to matters such as the Company’s intent, belief or expectation with respect to matters such as financial performance.  Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements.  For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K and other SEC filings.

Cardinal Financial Corporation and Subsidiaries Summary Statements of Condition As of March 31, 2003 and December 31, 2002 (Dollars in thousands)
	(Unaudited)
	2003	2002
Cash & due from banks	$ 9,831	$ 27,465
Federal funds sold	15,896	35,906
Investment securities, available-for-sale	198,452	163,665
Other investments	2,638	1,615

Loans receivable, net of fees	252,038	249,106
Allowance for loan losses	(3,431)	(3,372)
Loans receivable, net	248,607	245,734

Premises and equipment, net	5,194	4,942
Goodwill	646	646
Other assets	2,931	6,350

TOTAL ASSETS	$ 484,195	$ 486,323

Non-interest bearing deposits	$ 71,309	$ 72,962
Interest bearing deposits	345,787	350,517
Total deposits	417,096	423,479

Other borrowed funds	25,000	2,000

Other liabilities	2,717	20,132

Shareholders' equity	39,382	40,712

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$ 484,195	$ 486,323

Non-performing assets/ loans receivable, net of fees	0.33%	0.37%
Annualized net charge offs / loans receivable, net of fees	0.03%	0.04%
Allowance / loans receivable, net of fees	1.36%	1.35%

Shareholders' equity	$ 39,382	$ 40,712
Tier I capital	38,097	37,721
Ratio	12.20%	12.25%
Tier I & II capital	$ 41,528	$ 41,093
Ratio	13.30%	13.35%

Book value per common share	$ 3.24	$ 3.37

Tangible book value per common share	$ 3.18	$ 3.31

Cardinal Financial Corporation and Subsidiaries Summary Statements of Operations Three Months Ended March 31, 2003 and 2002 (Dollars in thousands, except share and per share data) (Unaudited)

	2003	2002
Net interest income	$ 3,459	$ 2,374
Provision for loan losses	(80)	-
Non-interest income	976	708

Net interest income & non-interest income	4,355	3,082

Salaries & benefits	1,649	1,462
Occupancy	480	273
Depreciation	196	194
Amortization of intangibles	-	15
Data processing	204	233
Telecommunications	73	68
Other operating expense	1,263	775
Total non-interest expense	3,865	3,020

NET INCOME	$ 490	$ 62

Dividends to preferred shareholders	$ 124	$ 124

NET INCOME (LOSS) TO COMMON SHAREHOLDERS	$ 366	$ (62)

Basic and diluted income (loss) per common share	$ 0.04	$ (0.01)
Average common shares outstanding	10,046,065	4,294,323

Return on average assets	0.42%	0.08%
Return on average equity	4.81%	1.19%

Net interest margin	3.11%	3.31%